Exhibit 4.34

Agreement on the Make-Up Payments for the Forecasted Profits

of

Shenzhen VisionChina New Culture Media Co., Ltd.

Between

Shenzhen Ledman Optoelectronic Co., Ltd.

and

VisionChina Media Group Co., Ltd.

Dated: August 2016

THIS AGREEMENT ON THE MAKE-UP PAYEMNTS FOR THE FORECASTED PROFITS OF SHENZHEN VISIONCHINA NEW CULTURE MEDIA CO., LTD (this “Agreement”), dated August 19, 2016, is made in Shenzhen by and between:

Party A: Shenzhen Ledman Optoelectronic Co., Ltd.

Registered Address: Block No. 8, Area No. 2, Baiwangxin Industrial Park, Songbai Road, Nanshan District, Shenzhen

Legal Representative: Li Mantie

Party B: VisionChina Media Group Co., Ltd

Registered Address: 1/F Champs Elysees 7# Nongyuan Road, Futian District, Shenzhen

Legal Representative: Li Limin

(each a “Party”, collectively the “Parties”)

WHEREAS:

1. Party A is a lawfully incorporated joint stock company and its publicly issued A-shares are traded on the Growth Enterprises Board of Shenzhen Stock Exchange with the ticker symbol of “Ledman Shares” and under the stock code of 300162 ;

2. VisionChina Media Group Co., Ltd. is a lawfully incorporated limited liability company with its registered address at 1/F Champs Elysees 7# Nongyuan Road, Futian District, Shenzhen and has a registered capital of RMB 100 million; its legal representative is Li Limin;

3. Party A and Party B have entered, as of August 19, 2016, into that certain Agreement on the Transfer of 49% Interest in Shenzhen VisionChina New Culture Media Co., Ltd. (“Transfer Agreement”) whereby Party B proposes to transfer a 49% interested owned by it to Party A.

NOW, THEREFORE, for the sake of protecting Party A and its shareholders’ interest following the completion of the Transaction, upon friendly discussions, the Parties hereby reach for mutual observance the following agreement on the forecasted profits make-up payment matters involved in the Transaction:

Article 1 Interpretation

1.1 Unless otherwise provided herein, for the purposes of this Agreement, relevant terms shall have the same meanings assigned them in the Transfer Agreement.

1.2 For the purpose of this Agreement, the term “Negotiated Block Trade Price” means the price at which Party B accepts the transfer of Party A shares from the de facto controller of Party A Li Mantie in accordance with Article 4.2.2 of the Transfer Agreement.

Article 2 Performance Covenants

2.1 In this Agreement, the term Performance Covenant Period means the three years following the completion of the implementation of this Agreement, including the year of such completion. The Performance Covenant Period of the Transaction shall consist of the years of 2016, 2017 and 2018.

2.2 Party B covenants that SubjectCo’s 2016, 2017 and 2018 net profits (for the purposes of this Agreement, the term “net profits” means the net profits (net of non-recurring gains and losses) attributable to the parent company (as owner); same below) shall not be less than RMB 60 million, RMB 80 million and RMB 100 million, respectively.

Article 3 Determination of Actual Profits and Diminution in Asset Value

3.1 Party A and Party B agree that upon completion of the Transaction, an audit firm with relevant securities and futures business qualifications to be appointed by Party A shall issue special audit reports (all to be issued on the same date of the annual audit report of Party A) which shall audit and confirm the actually achieved net profits of SubjectCo during each year of the Performance Covenant Period.

3.2. Within 30 days from the issuance of the special audit report of SubjectCo of the last year of the Performance Covenant Period, an asset appraiser with relevant securities and futures business qualifications to be appointed by Party A shall issue a diminution in value test report which shall carry out a diminution in value test with respect to the Subject Asset.

Article 4 Performance Make-Up Payments and Diminution in Value Make-Up Payments

4.1 Performance Make-Up Payments

4.1.1 If, during the Performance Covenant Period, the actual cumulative net profits of SubjectCo as of end of the then current period is lower than the covenanted net profits as of end of the then current period, Party B shall be liable to effect make-up payments. Party B shall first effect such make-up payment by means of make-up shares. As a matter of principle, make-up payment shares shall be calculated on an annual basis and shall be bought back and cancelled by Party A on an annual basis. If such make-up shares are not sufficient to effect the make-up payment in favor of Party A, Party B shall then pay in cash to cover the shortfall.

4.1.2 Party A shall within 30 days from issuance of the special audit report of SubjectCo of each year of the Performance Covenant Period confirm to and notify Party B if it is necessary to effect performance make-up payments and if so, what amount shall be required. Party B shall within 30 days from receipt of Party A’s notice fulfill its obligation of effecting make-up payments accordingly.

4.1.3 Should Party B incur make-up payment obligations during the Performance Covenant Period, Party B shall first effect such make-up payments by means of the Party A shares owned by it:

(1) Make-up payment shares shall be calculated as follows: Number of Make-Up Payment Shares Payable as of then Current Year = (Cumulative Covenanted Net Profits as of End of the Current Period – Cumulative Actual Net Profits as of End of Current Period) ÷ Total Covenanted Net Profits of Each Year of the Performance Covenant Period × Price of 100% SubjectCo Equity (i.e. RMB 780 Million) ×Party A’s then Shareholding Percentage in SubjectCo ÷ Negotiated Block Trade Price — Number of Paid Make-Up Payment Shares.

(2) If, during the Performance Covenant Period, Party A effects a capitalization of reserves or a stock dividend distribution, then the number of make-up payment shares payable derived using the formula set out in subparagraph (1) of Article 4.1.3 shall be multiplied by the following: (1+ Reserve Capitalization or Stock Dividend Ratio).

(3) If, during the Performance Covenant Period, Party A effects a cash distribution, then part of such cash distribution shall be refunded to Party A’s designated account using the following formula of calculation: Refund Amount = Distributed Cash Dividend Per Share × Number of Make-Up Payment Shares Payable (as derived using the formula set out in subparagraph (1) of Article 4.1.3)

(4) If the so calculated number of make-up payment shares payable of any year is less than or is equal to zero, then it shall be treated as zero to the effect that no set-off shall be made against previously paid make-up payment shares.

(5) Such make-up payment shares shall be bought back by Party A for a total price of RMB 1 and shall be cancelled by Party A. If the buy-back and cancellation of such make-up shares payable fails to be adopted by the general shareholders’ meeting or cannot be implemented as a result of the failure to obtain consent from relevant creditors or otherwise, then Party B shall within 2 months from the occurrence of such circumstances gift such shares to the other shareholders of Party A of record as of the record date for such make-up payment in proportion to the number of the Party A shares owned by such other shareholders relative to the aggregate Party A shares owned by such other shareholders as a whole.

4.1.4 If during the Performance Covenant Period the balance of the Party A shares owned by Party B as of end of the current year is insufficient to satisfy the make-up payment, then the number of make-up payment shares payable of that current year shall be equal to the number of such balance of Party A shares owned by Party B and the shortfall of the due make-up payments of the then current year shall be covered by Party B in cash.

(1) The formula for the calculation of make-up cash payments shall be as follows: Amount of Due Make-Up Cash Payment = (Cumulative Covenanted Net Profits as of End of the Current Period – Cumulative Actual Net Profits as of End of Current Period) ÷ Total Covenanted Net Profits of Each Year of the Performance Covenant Period × Price of 100% SubjectCo Equity (i.e. RMB 780 Million) × Party A’s then Shareholding Percentage in SubjectCo – Number of Make-Up Payment Shares Paid by Party B during the Make-Up Payment Period × Negotiated Block Trade Price.

(2) If the so calculated amount of due make-up cash payments of any year is less than or is equal to zero, then it shall be treated as zero to the effect that no set-off shall be made against previously made make-up cash payments.

4.2 Diminution in Asset Value Make-Up Payments

4.2.1 Party A shall within 30 days from issuance of the diminution in value test report of Subject Asset confirm to and notify Party B if it is necessary to effect diminution in value make-up payments and if so, what amount shall be required. Party B shall within 30 days with its receipt of such notice fulfill its obligation of effecting make-up payments accordingly

4.2.2 If, the diminution in value test shows that the Subject Asset’s diminution in value as of the end of the period is greater than the amount of effected make-up payments (including the amounts of both paid make-up payment shares and effected cash make-up payments), Party B shall provide a separate make-up payment to Party A, the amount of which due make-up payment shall be as follows: Due Make-Up Payment = Amount of Value Diminution as of End Period – Effected Make-Up Payments during the Performance Covenant Period (as a result of shortfalls in actual net profits).

4.2.3 Party B shall make such make-up payment to Party A first by means of shares as shall be equal to the difference between the amount of value diminution as of end of period and the amount of effected make-up payments.

(1) Such make-up payment shares shall be calculated as follows: Number of Make-Up Payment Shares Payable = Amount of Due Make-Up Payment ÷ Negotiated Block Trade Price.

(2) If, during the Performance Covenant Period, Party A effects a capitalization of reserves or a stock dividend distribution, then the number of make-up payment shares payable derived using the formula set out in subparagraph (1) of Article 4.2.3 shall be multiplied by the following: (1+ Reserve Capitalization or Stock Dividend Ratio).

(3) If, during the Performance Covenant Period, Party A effects a cash distribution, then part of such cash distribution shall be refunded to Party A’s designated account using the following formula of calculation: Refund Amount = Distributed Cash Dividend Per Share × Number of Make-Up Payment Shares Payable (as derived using the formula set out in subparagraph (1) of Article 4.2.3).

(4) Such make-up payment shares shall be bought back by Party A for a total price of RMB 1 and shall be cancelled by Party A. If the buy-back and cancellation of such due make-up shares fails to be adopted by the general shareholders’ meeting or cannot be implemented as a result of the failure to obtain consent from relevant creditors or otherwise, then Party B shall within 2 months from the occurrence of such circumstances gift such shares to the other shareholders of Party A of record as of the record date for such make-up payment in proportion to the number of the Party A shares owned by such other shareholders relative to the aggregate Party A shares owned by such other shareholders as a whole.

4.2.4 If the balance of the Party A shares owned by Party B is insufficient to satisfy the make-up payment, then the number of make-up payment shares payable shall be equal to the number of such balance of Party A shares owned by Party B and the shortfall of the due make-up payments shall be covered by Party B in cash: Amount of Make-Up Cash Payable = Amount of Due Make-Up Payment – Number of Party A Shares then Owned by Party B × Negotiated Block Trade Price

4.3 Cap on Make-Up Payments

In no event shall the aggregate amount of the make-up payments arising as a result of the value diminution of the Subject Asset and the make-up payments arising as a result of the actual net profits falling short of the amount of covenanted net profits exceed the aggregate amount of the cash received by Party B as a result of the transfer of the SubjectCo equity interest to Party A and the value of the Party A shares then owned by Party B.

Article 5 Outperformance Award

5.1 If upon completion of the implementation of the Transaction, the cumulative net profits of SubjectCo actually achieved during the Performance Covenant Period exceeds the cumulative amount of covenanted net profits and if within one year from expiry of the Performance Covenant Period of the Transaction the accounts receivable (calculated per net book value) of SubjectCo as of the end of the previous year are recovered in full, then such 50% of such outperformance may be applied towards granting awards to the then serving key management team and core backbone personnel of SubjectCo using the excess profits award formula below:

Amount of Excess Profits Award Payable = (Cumulative Actual Net Profits – Cumulative Covenanted Net Profits ) x 50%

If the excess profits award payable under the formula above exceeds 20% of the price (i.e. RMB 780 Million) of 100% equity of SubjectCo, then such excess profits award payable shall be equal to 20% of the price (i.e. RMB 780 Million) of 100% equity of SubjectCo.

5.2 Following expiry of the Performance Covenant Period of the Transaction and within 45 days from issuance of the special audit report on full recovery by SubjectCo of its accounts receivable as of end of the previous year, the board of SubjectCo shall determine the award plan and SubjectCo shall pay, following the completion by Party A of necessary decision-making procedures, such award to the aforesaid persons upon withholding of personal income taxes.

Article 6 Force Majeure

6.1. Force Majeure means an objective circumstance that is unforeseeable, unavoidable and insurmountable.

6.2 Any Party prevented by the Force Majeure from performing its obligations hereunder shall not be deemed in breach but such Party shall give written notice to the other Party within 15 days from occurrence of the Force Majeure together with proof on the effect and extent of such Force Majeure and shall further take all necessary measures to remove or mitigate the effects caused by such Force Majeure.

6.3 If this Agreement cannot be performed and is therefore terminated due to a reason attributable to the granting of approvals by a relevant approval authority of the government or as a result of the Force Majeure, the Parties shall each unconditionally return to their original condition prior to the entry into this Agreement without any liability to each other.

Article 7 Effectiveness, Cancellation and Termination of Agreement

7.1 Once lawfully executed by the Parties, this Agreement shall become effective concurrently with the Transfer Agreement and shall constitute an integral part thereof. If the Transfer Agreement is cancelled, terminates or is held invalid, this Agreement shall also be cancelled, terminate or become invalid.

8. Breach of Contract Liabilities.

8.1 Upon effectiveness of this Agreement, if any Party fails to perform its obligations hereunder and thereby causes losses to the other Party, such Party shall indemnify such other Party against all of its losses (including reasonable expenses incurred for the purpose of averting such losses).

8.2 If any Party fails to fulfill any obligation of paying a monetary amount or any obligation that can be quantified into an obligation of paying a monetary amount, then such Party shall pay a late payment penalty for each day of delay at a daily rate of 0.3% up to the date of actual payment.

Article 9 Miscellaneous

9.1 The entry into and performance of this Agreement shall be governed by and interpreted in accordance with the laws of the PRC.

9.2 The invalidity of any provision of this Agreement shall not affect the validity of any other provisions thereof.

9.3 Any dispute, claim or controversy between the Parties arising out of or in connection with this Agreement shall be resolved by the Parties first through friendly consultations, failing which any Party may submit it to South China International Economic & Trade Arbitration Commission for arbitration in Shenzhen in accordance with its then effective arbitration rules. The arbitration award shall be final and binding upon the Parties.

9.4 Pending resolution of a dispute, other than the provisions giving rise to such dispute, the validity and continued performance of the other provisions of this Agreement shall not be affected.

9.5 Any matters not addressed hereunder may be dealt with by the Parties through mutual consultations by a supplementary agreement between the Parties which shall constitute an integral part of this Agreement and shall have the same legal force and effect as this Agreement.

9.6 This Agreement shall be made in eight originals. Each Party shall hold one copy and the remaining originals shall be used either for backup/filing purposes or for the purposes of obtaining approval from competent authorities. All originals shall be equally authentic.

(Remainder of Page Intentionally Left Blank; Signature Page Follows)

(Signature Page to Agreement on the Make-Up Payments for the Forecasted Profits of Shenzhen VisionChina New Culture Media Co., Ltd.)

Shenzhen Ledman Optoelectronic Co., Ltd. (common seal)

By:	/s/ Li Mantie	( Signature)
Li Mantie

VisionChina Media Group Co., Ltd (common seal)

By:	/s/ Li Limin	( Signature)
Li Limin

Date: August 19, 2016